EXHIBIT 99.1

For more information:
FOR IMMEDIATE RELEASE	Mike Campbell: 816-842-8181
investorrelations@inergyservices.com

Inergy, L.P. Announces

Pricing of 4,400,000 Common Units

(Kansas City, MO – December 17, 2004) – Inergy, L.P. (Nasdaq: NRGY) announced today that it has priced 4,400,000 common units at $28.80 per unit in an underwritten public offering. The proceeds from the offering will be used to repay indebtedness. The underwriters have been granted a 60-day option to purchase up to 660,000 additional units, subject to certain conditions.

Excluding the underwriters’ option to purchase additional units, net proceeds from the offering, after deducting underwriting discounts and commissions and estimated expenses associated with the offering, will be approximately $120.8 million. The offering is expected to close on December 22, 2004.

Lehman Brothers Inc. is serving as sole book-running manager and Wachovia Capital Markets, LLC is serving as joint lead manager of the offering. In addition, A.G. Edwards & Sons, Inc.; Raymond James & Associates, Inc.; and Stifel, Nicolaus & Company, Incorporated are serving as co-managers of the offering.

A copy of the prospectus relating to this offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, email: sabrina_net@adp.com or monica_Castillo@adp.com, or from any of the other underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus.

Inergy, L.P. – headquartered in Kansas City, Missouri – has operations that include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves nearly 290,000 retail customers from approximately 150 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This news release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

###

2